UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

August 18, 2014

____________________________

Research Solutions, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

0-53501 (Commission File Number)		11-3797644 (IRS Employer Identification No.)
5435 Balboa Boulevard, Suite 202 Encino, CA 91316 (Address of Principal Executive Offices and zip code)

(310) 477-0354

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2014, the Registrant’s Board of Directors (“Board”), pursuant to authority granted under the Registrant’s Bylaws, increased the authorized number of members of the Board to six, and appointed Paul Kessler to fill the newly created vacancy.

Mr. Kessler, age 53, combines over 25 years of experience as an investor, financier and venture capitalist. In 2000, Mr. Kessler founded Bristol Capital Advisors, LLC, a Los Angeles based investment advisor (and owner of approximately 27% of the Registrant’s outstanding shares of common stock), and has served as the Principal and Portfolio Manager from inception. Mr. Kessler has broad experience in operating, financing, capital formation, negotiating, structuring and re-structuring investment transactions. He is involved in all aspects of the investment process including identification and engagement of portfolio companies. His investment experience encompasses both public and private companies. Mr. Kessler actively works with executives and boards of directors on corporate governance and oversight, strategic repositioning and alignment of interests with stockholders. The Board believes that Mr. Kessler’s extensive experience in matters including capital formation, corporate finance, investment banking, founder, owner, operator of successful companies, corporate governance, as well as his understanding of capital markets, will provide a significant contribution to the Registrant’s growth. Mr. Kessler also serves on the Board of Directors of Wizard World, Inc. (OTCBB: WIZD), and previously served as a director of American Cumo Mining Corporation (a/k/a Mosquito Consolidated Gold Mines Ltd.) from October 2011 to July 24, 2012, and Lion Biotechnologies, Inc. from May 22, 2013 to September 3, 2013.

On November 13, 2013, Bristol Investment Fund Ltd. exercised warrants to purchase 162,500 shares of the Registrant’s common stock at a per share price of $2, for gross proceeds to the Registrant of $325,000.  Mr. Kessler serves as the manager of the investment advisory firm to Bristol Investment Fund Ltd.  Mr. Kessler is the brother-in-law of Peter Derycz, the Registrant’s Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH SOLUTIONS, INC.

Date: August 20, 2014	By:	/s/ Alan Urban
Alan Urban Chief Financial Officer